SUPPLEMENTAL PENSION AGREEMENT

With Robert E. Shively

This Agreement is entered into by and between SM&P Utility Resources, Inc. (“SM&P”) and Robert E. Shively (“Shively”).

RECITALS

Whereas, Shively is an employee of Laclede Gas Company (“Laclede Gas”), a subsidiary of The Laclede Group, Inc. (“Group”), and is willing to transfer employment to SM&P, another subsidiary of Group;

Whereas, SM&P recognizes the value of Shively’s services and wishes to encourage his full-time employment at SM&P; and

Whereas, SM&P and Shively agree that SM&P shall provide Shively with deferred compensation that duplicates the rights and benefits Shively would have been entitled to under the Employee’s Retirement Plan of Laclede Gas Company (“Retirement Plan”) and the Laclede Gas Company Supplemental Retirement Benefit Plan (“SERP”), both as amended from time to time, as well as provide Shively with deferred compensation that duplicates the benefits Shively has accrued as Deferred Compensation under the Laclede Gas Company Incentive Compensation Plan (“ICP”) as of September 30, 2006;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

Article I – Definitions

1.1

“Change in Control” shall mean the acquisition by one person, or more than one person acting as a group, other than Group and any of its affiliates, of ownership of stock of SM&P that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of SM&P; provided, however, that Change in Control shall not encompass a change in control of Group. This definition of Change in Control shall be interpreted in accordance with, and in a manner consistent with compliance with, the regulations under Section 409A of the Internal Revenue Code.

1.2	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.3

“Disability” shall mean if Shively (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits

3440956.4

for a period of not less than 3 months under an accident and health plan covering employees of SM&P.

1.4	“Earliest Retirement Date” means the earliest date Shively is eligible to receive payments from the Retirement Plan.

1.5

“Moody’s Corporate Bond Average” means the “Published Monthly Average Composite Yield on Seasoned Corporate Bonds” published by Moody’s Investor’s Service, Inc. (formerly known as Moody's Corporate Bond Yield Average -- Monthly Average Corporates) available at http://www.naic.org/research_moody.htm or a successor site.

1.6	“Retirement Plan” means the Employee’s Retirement Plan of Laclede Gas Company as amended from time to time.

1.7	“SERP” means the Laclede Gas Company Supplemental Retirement Benefit Plan as amended from time to time and any successor plan.

1.8

“Profit Sharing Funds” shall mean all funds derived from employer contributions, other than matching contributions under the Employees’ Profit Sharing and Salary Deferral Plan of SM&P Utility Resources, Inc., under SM&P’s Profit Sharing Plans and under any other profit-sharing plan of SM&P as may be adopted from time to time after the date of this Agreement.

1.9

“Profit Sharing Plans” shall mean the Employees’ Profit Sharing and Salary Deferral Plan of SM&P Utility Resources, Inc., together with its corresponding Adoption Agreement, and any successor plan and adoption agreement; and the Executive Non-Qualified Excess Plan of SM&P Utility Resources, Inc. and its corresponding Adoption Agreement, and any successor plan and adoption agreement; as well as any other profit-sharing, deferred compensation or pension plan of SM&P as may be adopted from time to time after the date of this Agreement.

1.10	“Transfer Event” shall mean Shively’s termination of employment with SM&P through transfer of employment to an affiliate.

1.11	“Termination of Employment” shall mean Shively’s separation from service from SM&P and its affiliates, as defined in IRS regulations under Section 409A of the Code.

Article II – Nature of the Agreement

2.1

Overview of Benefits Provided by this Agreement. This Agreement provides a deferred compensation benefit to Shively as described in more detail in Article III (“Pension Benefit Amount”) and a deferred compensation benefit to Shively as described in more detail in Article VI (“ICP Benefit Amount”).

2.2

Nature of Contract. Shively’s employment with SM&P, Group or any of their affiliates has been and will continue to be at will. Nothing contained in this Agreement shall be construed to be a contract of employment for any term, nor as conferring upon Shively the right to continue in the employ of SM&P, Group, or any of their affiliates in his present capacity or any other capacity. Nothing contained in this Agreement shall be construed to preclude termination of his employment at any time. It is expressly understood by the parties that this Agreement relates exclusively to additional compensation for Shively’s services and is not an employment contract.

Article III – Calculation of Pension Benefit Amount

3.1

Pension Benefit Amount Formula. Upon the earliest to occur of a Transfer Event, Termination of Employment or a Change in Control, such date being known as the Benefit Calculation Date, Shively’s Pension Benefit Amount under this Agreement shall be calculated and shall be in an amount equivalent to the Retirement Plan Amount described in Section 3.2 of this Agreement, less the sum of:

(1)	the Actual Accrued Benefit Offset described in Section 3.3 of this Agreement, and

(2)	the Profit Sharing Offset described in Section 3.4 of this Agreement.

No Pension Benefit Amount shall accrue under this Agreement on or after the Benefit Calculation Date. The terms of payment of the Pension Benefit Amount are provided in Article IV of this Agreement.

3.2

Retirement Plan Amount. The Retirement Plan Amount means the lump sum value on the Benefit Calculation Date of the benefit calculated under the Retirement Plan and SERP as if Shively had been continuously employed to that date by Laclede Gas using:

(1)

average final compensation that includes Shively’s actual salary and bonuses paid by SM&P using the highest 36 consecutive month average over the previous 120 months and, to the extent needed to obtain the highest 36 consecutive month average, Shively’s actual salary and bonuses paid by Laclede Gas; and

(2)	years of credited service with The Laclede Group, which includes Shively’s service with SM&P and Laclede Gas.

If the Earliest Retirement Date is later than the Benefit Calculation Date, the benefit shall be reduced to the Actuarial Equivalent, as defined in the Retirement Plan and as determined in accordance with Section 1.1.15 of the Retirement Plan, of the Retirement Plan Amount.

3.3	Actual Accrued Benefit Offset. The Actual Accrued Benefit Offset shall be the sum on the Benefit Calculation Date of

(1)

Shively’s actual accrued vested benefit under the Retirement Plan, payable to him as of the Earliest Retirement Date available to him under the Retirement Plan in the form of a lump sum distribution, plus

(2)	the actual amount to which Shively is entitled under the SERP, payable to him as of the Earliest Retirement Date available to him under the SERP in the form of a lump sum distribution.

If the Earliest Retirement Date is later than the Benefit Calculation Date, the benefit shall be reduced to the Actuarial Equivalent, determined in accordance with Section 1.1.15 of the Retirement Plan, of the Actual Accrued benefit Offset.

3.4	Profit Sharing Offset. The Profit Sharing Offset shall be the Profit Sharing Funds plus a rate of return over the term of investment equal to Moody’s Corporate Bond Average plus two percent.

Article IV – Pension Benefit Amount Vesting

4.1	Vesting. The Pension Benefit Amount under this Agreement shall be fully vested and non-forfeitable at all times.

Article V – Payment of Pension Benefit Amount

5.1

Termination of Employment. In the event of Shively’s Termination of Employment, the Pension Benefit Amount calculated under Section 3.1 shall be payable to Shively in a lump sum on the date that is six months after the Benefit Calculation Date. The payment date may be delayed if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the SM&P, in which case payment will be made as soon as reasonably practicable. The Pension Benefit Amount shall earn simple interest at the Moody’s Corporate Bond Average rate, determined as of the date of the Benefit Calculation Date, from such Benefit Calculation Date to the date of actual payment.

5.2

Change in Control. In the event of a Change in Control, the Pension Benefit Amount calculated under Section 3.1 shall be payable to Shively in a lump sum on the earlier to occur of Termination of Employment or death, with the payment terms to be as described in Section 5.1 or 5.4, as applicable.

5.3

Transfer Event. In the event of a Transfer Event, the Pension Benefit Amount calculated under Section 3.1 shall be payable to Shively in a lump sum on the earlier to occur of Termination of Employment or death, with the payment terms to be as described in Section 5.1 or 5.4, as applicable.

5.4

Death. If Shively dies prior to the Benefit Calculation Date or prior to payment of the Pension Benefit Amount, the Pension Benefit Amount shall be paid as soon as administratively feasible after the date of Shively’s death in a lump sum to his beneficiary as indicated on his designation of beneficiary form on file with SM&P. The payment date may be delayed if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the SM&P, in which case payment will be made as soon as reasonably practicable.

Shively may specifically designate in writing the beneficiary(ies) who shall receive any benefits under this Agreement that may be payable after his death. Such designation shall be made by actual delivery in writing to SM&P. Shively may change or revoke a designation of beneficiary without the consent of the beneficiary at any time or from time to time in writing in such manner as may be suitable to SM&P. If the designated beneficiary does not survive Shively, or if Shively does not designate a beneficiary, any benefits payable under this Agreement shall be paid to Shively’s estate.

ARTICLE VI

ICP Benefit

6.1

ICP Benefit Amount. As of the date of this Agreement, Shively’s accrued benefit under the ICP is $17,850, which shall be payable upon his retirement, death, or Disability but which is forfeited in the event of his Termination of Employment other than by reason of retirement, death, or Disability.

6.2

Payment of ICP Benefit. The ICP Benefit Amount shall be paid in a lump sum upon the first to occur of Shively’s Termination of Employment after reaching the earliest retirement age under the Retirement Plan, death, or Disability. The ICP Benefit Amount shall be payable:

•	Thirty days after his death or Disability, or
•

On the date that is six months after the date of his retirement, and the ICP Benefit Amount shall earn simple interest at the Moody’s Corporate Bond Average rate, determined as of the date of retirement, from such date to the date of actual payment.

ARTICLE VII – Source of Benefits

7.1

General Creditor Status. Shively’s claim against SM&P under this Agreement shall be that of an unsecured general creditor of SM&P. Benefits payable under this Agreement shall represent an unfunded and unsecured promise to pay by SM&P. SM&P shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Agreement.

7.2

Anti-assignation. The interests of Shively and his beneficiaries under this Agreement are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by Shively to transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. SM&P may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated or encumbered.

Distribution pursuant to a domestic relations order of all or any portion of the Pension Benefit Amount or ICP Benefit may be paid to an Alternate Payee (as defined in Section 414(p) of the Code) who is a former spouse in an amount specified in such domestic relations order in a lump-sum cash payment as soon as administratively feasible after the Plan Administrator determines that the order is a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

ARTICLE VIII – General Provisions

8.1	Amendment. The provisions of this Agreement may be amended or waived only with the prior written consent of each of Shively, SM&P and The Laclede Group, Inc.

8.2	Controlling State Law. The laws of the State of Missouri shall be controlling in all matters relating to this Agreement.

8.3

Severability. In case any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if such illegal and invalid provisions had never been set forth.

8.4

Full Discharge of Obligation. Payment of the Pension Benefit Amount and the ICP Benefit, unless forfeited hereunder, shall constitute (i) payment in full of the benefits due Shively and his beneficiaries under this Agreement and (ii) fulfillment of all of SM&P’s obligations under this Agreement.

8.5	Tax Withholding. All distributions under this Agreement, to the extent required by law, shall be subject to withholding of federal, state and local taxes.

IN WITNESS WHEREOF, SM&P Utility Resources, Inc. and Robert E. Shively have executed this Agreement this 3rd day of January, 2007.

SM&P UTILITY RESOURCES, INC.

By:_/s/D. H. Yaeger_____________________
Title: Chief Executive Officer

___/s/ Robert E. Shively__________________
Robert E. Shively

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